----------------------------
--------------------                              OMB Number:      3235-0287
      FORM 4                                      Expires:  September 30, 1998
--------------------                              Estimated average burden
                                                  hours per response.....0.5
|_|  CHECK THIS BOX IF NO LONGER SUBJECT TO       ----------------------------
     SECTION 16.  FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE.
     SEE INSTRUCTION 1(B).



                                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C. 20549

                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

----------------------------------------------------- -------------------------------------------------------
1.  Name and Address of Reporting Persons             2.  Issuer Name and Ticker or Trading Symbol

Spinner Global Technology Fund, Ltd.                  Trikon Technologies, Inc. TRKN



----------------------------------------------------- ---------------------------- --------------------------
   (Last)           (First)              (Middle)     3. IRS or Social Security      4. Statement for
                                                         Number of Reporting            Month/Year
c/o Citco, NV                                            Person (Voluntary)
Kaya Flamboyan 9                                                                     April/2002

-----------------------------------------------------                              --------------------------
                  (Street)                                                         5.  If Amendment, Date
                                                                                       of Original
                                                                                       (Month/Year)


----------------------------------------------------- -------------------------------------------------------
   (City)           (State)           (Zip)

-------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------
6.  Relationship of Reporting Person to Issuer
         (Check all applicable)
        Director                     X   10% Owner
-------                           ------
          Officer (give                  Other (specify
---------  title below)           ------ below)
-----------------------------------------------------------



-----------------------------------------------------------
7.  Individual or Joint/Group Reporting
     (Check applicable line)
  X    Form filed by One Reporting Person
-----
        Form filed by More Than One Reporting Person
-----
-----------------------------------------------------------


-----------------------------------------------------------

               TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                 2. Transaction  3. Transaction Code  4. Securities Acquired (A) or      5. Amount of
     (Instr. 3)                          Date            (Instr. 8)           Disposed of (D)                    Securities Bene-
                                        (Month/Day/                           (Instr. 3, 4 and 5)                ficially Owned at
                                           Year)        -----------------     --------------------------------   End of Month
                                                         Code      V          Amount     (A) or (D)    Price     (Instr. 3 and 4)
------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

Common Stock, No Par Value              4/16/02         P                     49,000      A            $11.50   1,474,930
------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------

------------------------------------- --------------- --------  ---------   ------------ ----------- --------- ---------------------


-----------------------------------
6.  Ownership      7. Nature of
    Form:             Indirect
    Direct (D)        Beneficial
    or Indirect(I)    Ownership

   (Instr. 4)        (Instr. 4)
----------------- -----------------
 D
----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).


(over)
SEC 1474 (7-96)

                                  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
FORM 4 (CONTINUED)                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

---------------------- -------------- -------------- ---------- -------------- ------------------------ ---------------------------
1.   Title of          2. Conversion  3.Transaction  4. Trans-  5. Number of    6. Date Exercisable and  7. Title and
     Derivative           or            Date            action     Derivative      Expiration Date          Amount of Underlying
     Security             Exercise      (Month/         Code       Securities      (Month/Day/              Securities
                          Price of      Day/                       Acquired        Year)
     (Instr. 3)           Derivative    Year)                      (A) or                                   (Instr. 3 and 4)
                          Security                   (Instr. 8)    Disposed
                                                                   of (D)
                                                                   (Instr. 3,
                                                                   4, and 5)
---------------------- -------------- -------------- ---------- -------------- ------------------------ ---------------------------
                                                                               Date          Expiration  Title          Amount or
                                                                               Exercisable   Date                       Number of
                                                     Code   V      (A)    (D)                                           Shares
---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ----  ---- -------- ----- ------------- ---------- --------------- -----------


----------- --------------- --------------- ---------------
8. Price    9. Number       10. Ownership   11. Nature
   of          of               Form of         of
   Deriva-     Derivative       Derivative      Indirect
   tive        Securities       Security:       Beneficial
   Security    Beneficially     Direct(D)       Owner-
               Owned at         or              ship
   (Instr.     End of           Indirect(I)
   5)          Month                            (Instr. 4)
                                (Instr. 4)
              (Instr. 4)
----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

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
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

                                SPINNER GLOBAL TECHNOLOGY FUND, LTD.

                                 By: /s/ Joseph Spiegel                  4/22/02
                                     ----------------------------------- -------
                                         Joseph Spiegel, Vice President   Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF
      SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


Page 2
SEC 1474 (7-96)